Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

ONE MANHATTAN WEST NEW YORK, NY 10001 _____	FIRM/AFFILIATE OFFICES _____
BOSTON
TEL: (212) 735-3000	CHICAGO
FAX: (212) 735-2000	HOUSTON
www.skadden.com	LOS ANGELES
PALO ALTO
WASHINGTON, D.C.
WILMINGTON _____
ABU DHABI
BEIJING
BRUSSELS
FRANKFURT
HONG KONG
LONDON
MUNICH
January 7, 2026	PARIS
SÃO PAULO
SEOUL
SINGAPORE
TOKYO
TORONTO

Criteo S.A.

32 Rue Blanche

75009 Paris, France

RE:	French and U.S. Tax Considerations

Ladies and Gentlemen:

We have acted as French and U.S. tax counsel to Criteo S.A., a French public limited liability company (“French Criteo”), in connection with the conditions set forth in the draft terms of Cross-Border Conversion of French Criteo, dated as of January 6, 2026 (the “Conversion Terms”), which, among other things, intends to effect a cross-border conversion of French Criteo pursuant to the Directive (EU) 2019/2121 of the European Parliament and of the Council of November 27, 2019 amending Directive (EU) 2017/1132 of June 14, 2017 as regards cross-border conversions, mergers and divisions (the “Mobility Directive”), and pursuant to the laws and regulations implementing the Mobility Directive under French and Luxembourg domestic law, pursuant to which French Criteo’s jurisdiction of incorporation will be changed from France to the Grand Duchy of Luxembourg (the “Conversion”). This opinion is being delivered in connection with the Registration Statement (File No. 333-) of French Criteo on Form S-4 filed on November 3, 2025 with the Securities and Exchange Commission (“SEC”), as amended and supplemented through the date hereof (the “Registration Statement”).

In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, factual representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Conversion Terms, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately and completely reflect the material

Criteo S.A.

January 7, 2026

facts of such transactions. In addition, we have relied upon the accuracy and completeness of certain statements, factual representations, covenants and agreements made by French Criteo, including the accuracy and completeness of all factual representations and covenants set forth in a certificate dated as of the date hereof from an officer of French Criteo (the “Officer’s Certificate”). For purposes of rendering our opinion, we have assumed that such statements, factual representations, covenants and agreements are, and will continue to be, including through the completion of the Conversion, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, factual representations, covenants and agreements set forth in the documents referred to above and the statements, factual representations, covenants and agreements made by French Criteo including those set forth in the Officer’s Certificate.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

With respect to the U.S. federal income tax considerations, our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” we are of the opinion that, for United States federal income tax purposes, the Conversion will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code.

With respect to the French tax considerations, our opinion is based on the French tax code (code général des impôts), judicial decisions, administrative guidelines (doctrine administrative) published by the French tax authorities (Direction Générale des Finances Publiques), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the French tax authorities (Direction Générale des Finances Publiques) or, if challenged, by a court.

Criteo S.A.

January 7, 2026

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “French Tax Considerations,” the statements in the Registration Statement under such heading “French Tax Considerations,” insofar as they refer to statements of law or legal conclusions, constitute our opinion regarding such material French tax consequences of the Conversion.

Except as expressly set forth above, we express no other opinion. This opinion is being delivered prior to the consummation of the Conversion and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, factual representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. No assurances can be given that future legislative, judicial, or administrative changes, on either a prospective or a retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the headings “U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP